Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2014, with respect to the financial statements of Bengal Pipeline Company LLC incorporated by reference in this Registration Statement (Form S-1) and the related Prospectus of Shell Midstream Partners, L.P. for the registration of common units representing limited partner interests.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 28, 2014